SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

September 29, 2005
Date of Report (date of earliest event reported)

EVERGREEN SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Delaware	000-31687	04-3242254
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

138 Bartlett Street
Marlboro, Massachusetts 01752
(Address of principal executive offices)

(508) 357-2221
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
SIGNATURES

Item 1.01      Entry into a Material Definitive Agreement
     On September 29, 2005, the Board of Directors (the “Board”) of Evergreen Solar, Inc. (the “Company”), on the recommendation of the Company’s Compensation Committee (the “Compensation Committee”) and following a review of industry surveys and peer group data relating to director compensation, approved the following changes to the Company’s compensation for directors who are not employees of the Company, effective October 1, 2005:
•	Directors will receive an immediately vested option to purchase 15,000 shares of the Company’s common stock upon their initial election or appointment to the Board.

•	Directors will annually receive an option to purchase 7,500 shares of the Company’s common stock which will vest in full over 12 months.

•	Directors will annually receive $10,000.

•	The Chairman of the Board will receive an additional $2,500 and an immediately vested option to purchase 5,000 shares of the Company’s common stock annually.

•	Committee members will receive $1,500 for attendance at each committee meeting.

•	Committee chairs will receive an immediately vested option to purchase 5,000 shares of the Company’s common stock annually.
     Item 5.02.      Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On September 29, 2005, Dr. William P. Sommers and Mr. Charles J. McDermott announced their retirement from the Board effective September 29, 2005.
     Mr. McDermott served on the Board since May 2003 and was a member of both the Company’s Audit Committee (the “Audit Committee”) and the Company’s Nominating and Corporate Governance Committee (the “Nominating Committee”). Dr. Sommers served on the Board since January 1999 and was a member of the Audit Committee.
     The Company wishes to thank Dr. Sommers and Mr. McDermott for their tremendous service to the Company.
     On September 29, 2005, Mr. Edward C. Grady and Mr. Allan H. Cohen were appointed by the Board, on the recommendation of the Nominating Committee, to fill the vacancies created by the retirement of Dr. Sommers and Mr. McDermott, effective immediately. Mr. Grady was appointed a Class I director with a term expiring at the 2007 Annual Meeting of Stockholders. Mr. Cohen was appointed a Class II director with a term expiring at the 2008 Annual Meeting of Stockholders.
     Mr. Grady, 58, has been President and Chief Executive Officer of Brooks Automation, Inc. (“Brooks”) since October 2004 and a director of Brooks since September 2003. From February 2003 until October 2004, Mr. Grady was President and Chief Operating Officer of Brooks. From October 2001 until February 2003, Mr. Grady served as a consultant to Brooks. From September 2000 until January 2003, Mr. Grady was a principal in the firm of Propel Partners LLC, an investment firm headquartered in Palo Alto, California. From December 1994 through February 2003, Mr. Grady served in a variety of positions for KLA-Tencor Corp., including Executive Senior Business Advisor from September 2001 until February 2003, Executive Group Vice President of the Mercury Group from March 2001 until September 2001 and Executive Group Vice President of the Process Module Control Group from July 2000 until March 2001. Mr. Grady also currently serves on the board of directors of New Wave Research, Inc. Mr. Grady received his MBA from the University of Houston in 1980 and a B.S. in Engineering from Southern Illinois University in 1972.
     Mr. Cohen, 55, has been a senior member of Arthur Andersen LLP’s (“Andersen”) restructuring team since May 2002 and is one of a small number of individuals responsible for the winding down of Andersen’s professional services activities. Mr. Cohen was a partner with Andersen from 1984 through August 2002, serving in a variety of management roles. From 1996 to 2002, he served as the Tax Practice Director for Andersen’s northeast region (consisting of New York, New Jersey and New England) practice. From 1997 to 2002, Mr. Cohen served on both U.S. and global leadership teams with additional responsibility for knowledge and technology needs for Andersen Worldwide’s tax and legal practices. Since July 2005, Mr. Cohen has served on the board of directors of Plexus Financial Technologies, LLP, an early stage financial services software company. He also serves on the board of trustees of the Rachel Molly Markoff Foundation, which funds research and provides support services related to childhood cancer and brain tumors, and is the President of Temple Shalom of Newton, an 850 member Reform Jewish Congregation in the suburban Boston area. Mr. Cohen received his MBA from Rutgers Graduate School of Management in 1973 and his BA in Economics, with honors, from Rutgers College in 1972. Mr. Cohen is a Certified Public Accountant.
     In connection with the retirement of Dr. Sommers and Mr. McDermott, the following changes to the composition of the Board’s committees were made on September 29, 2005: the Board appointed Dr. Gerald Wilson and Mr. Cohen to the Nominating Committee and appointed Mr. Philip Deutch as the chair of the Nominating Committee; the Board appointed Mr. Cohen and Mr. Timothy Woodward to the Audit Committee and appointed Mr. Cohen as the chair of the Audit Committee; the Board appointed Mr. Grady to the Compensation Committee; and Mr. Woodward resigned his position on the Nominating Committee.
     On September 29, 2005, the Board also appointed Mr. Michael El-Hillow as the new Chairman of the Board.
     In connection with the appointment of Mr. Cohen and Mr. Grady to the Board and in accordance with the Company’s director compensation policy, each of Mr. Cohen and Mr. Grady were granted an option to purchase 15,000 shares of the Company’s common stock under the Company’s Amended and Restated 2000 Stock Option and Incentive Plan. As non-employee directors, Mr. Cohen and Mr. Grady will receive the same compensation paid to other non-employee directors of the Company in accordance with the policies and procedures approved by the Board for non-employee directors as described above.
     The Company is delighted to have individuals with Mr. Cohen’s and Mr. Grady’s backgrounds and experiences join the Board.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC.
By:	/s/Richard G. Chleboski
Richard G. Chleboski
Chief Financial Officer, Vice President, Treasurer and Secretary

Dated: October 5, 2005